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                                                                    Exhibit 99.1
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            TELETOUCH SELLS 20 TOWERS FOR APPROXIMATELY $8.7 MILLION

January 28, 1998 8:30 AM EST

TYLER, Texas--(BUSINESS WIRE)--Jan. 28, 1998--

Proceeds To Reduce Debt and Increase Future Financing Options
Teletouch Communications, Inc. (Nasdaq:TELL) today announced that it has sold 20 communication towers for approximately $8.7 million. Proceeds from the tower sale will be used to reduce company debt.

"The sale of 20 of Teletouch's towers will significantly improve our company's financial position," stated Robert M. McMurrey, chairman and chief executive officer of Teletouch Communications, Inc. "The reduced debt will improve our senior bank leverage, which is currently one of the lowest ratios in the industry.

"As a result of our reduced leverage, we have renewed our senior credit facility led by Chase Manhattan. The new facility calls for interest only payments through August of 2000. We believe the new credit facility will improve our future financings options, particularly for additional acquisitions," concluded Mr. McMurrey.

Following the tower sale, Teletouch will continue to have access to the towers through the lease of antenna space.

Teletouch Communications provides paging services in Alabama, Arkansas, Florida, Louisiana, Mississippi, Missouri, Oklahoma, Texas and Tennessee. The Company focuses on smaller metropolitan markets where it believes there is less competition and more opportunity for internal growth than in larger metropolitan areas. Teletouch's common stock is traded in the Nasdaq Small Cap market under the stock symbol TELL.

Additional information on Teletouch is available at the Internet web address: http://www.irinfo.com/tell
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